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[LOGO OF ATLAS CORPORATION APPEARS HERE]


                               ATLAS CORPORATION

                           370 17th St., Suite 3050

                               Denver, CO  80202

NEWS                                                CONTACT:  GARY E. DAVIS
FOR IMMEDIATE RELEASE                                    (303) 629-2440



           ATLAS SIGNS LETTER OF INTENT TO ACQUIRE MINES IN BOLIVIA
                        _______________________________


     Denver, CO, August 5, 1996 -- Atlas Corporation (NYSE:AZ) announced that it has entered into a Letter of Intent with Arimetco International Inc. (ARX:TSE) and Suramco Metals, Inc. with respect to the purchase of 100% of Arisur, Inc., which is owned 50% by Arimetco and 50% by Suramco. Arisur owns the Andacaba and Don Francisco mines and holds an option to acquire an 80% interest in the San Matias and Capillani mines, all of which are located in southern Bolivia. Atlas has 90 days to complete its due diligence investigation, which is currently underway. Consummation of the transaction is subject to the satisfactory completion of such due diligence, execution of a definitive agreement and any required regulatory and shareholder approvals.

     In connection with the proposed transaction, Atlas has advanced $1.8 million to Arimetco, to be applied against the cash portion of the purchase price payable to Arimetco. If the proposed transaction is not consummated, the loan, which bears interest at 10% per annum, is repayable within 180 days. The loan is secured by Arimetco's Sullivan gold/copper property in Nevada, the 50% of Arisur that is owned by Arimetco, and a corporate guarantee from Suramco.

          Andacaba is an operating silver, zinc and lead mine. Andacaba's Don Roy mill is operating at a rate of 220 tpd and is currently undergoing expansion to 460 tpd. A second mill at Andacaba is available for processing additional ores at a rate of 200 tpd. This mill will initially be used to process ore from the Don Francisco mine, which should achieve 100 tpd by year's end, with the balance of the capacity used for tolling other local ores. The San Matias and Capillani silver, zinc, lead mines are scheduled to commence production in 1997. Included with the option to purchase San Matias is a 500 tpd mill to be used as a regional mill for the above properties. Arisur has offices in La Paz and Potosi and employs approximately 200 people.

     Gary E. Davis, President of Atlas, said "We believe that it is very important for Atlas, at this moment in its history, to restore itself to the status of an operating company and for its operations to generate positive cash flow. At the same time, it is important for Atlas to continue to expand its asset base in order to secure its long-term future. The present proposal, which represents the first fruits of efforts by Atlas over several years to participate in the growing opportunities for mining in South America, would fulfill all these requirements. We believe the cash flow being generated by Andacaba, together with the anticipated cash flow from the other mines, would provide Atlas with a solid basis to develop its business, in particular its core business of precious metals production including development of its existing gold assets."

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